UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 6, 2013
FLIR Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Oregon	0-21918	93-0708501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27700 SW Parkway Avenue
Wilsonville, Oregon 97070
(Address of registrant’s principal executive offices, including zip code)
(503) 498-3547
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 6, 2013, FLIR Systems, Inc. (the “Company”) entered into Executive Employment Agreements with William A. Sundermeier, the President of the Government Systems Division of the Company (the “Sundermeier Employment Agreement”) and with Anthony L. Trunzo, the Senior Vice President, Finance and Chief Financial Officer of the Company (the “Trunzo Employment Agreement”). The Sundermeier Employment Agreement and the Trunzo Employment Agreement are each to take effect on May 19, 2013 and are each for an initial term ending on December 31, 2014. Each of the Sundermeier Employment Agreement and the Trunzo Employment Agreement provides for (i) a minimum base salary of $459,000 for 2013 and (ii) a grant of 43,300 restricted stock units, to be made as soon as administratively practicable, which will have a vesting date of December 31, 2014, subject to continued employment through such date. In addition, the Company has agreed to recommend that the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approve a supplemental grant of 21,700 restricted stock units each to Mr. Sundermeier and Mr. Trunzo, which will be subject to the same vesting terms described above. Pursuant to the Sundermeier Employment Agreement and the Trunzo Employment Agreement, Messrs. Sundermeier and Trunzo, respectively, will also be eligible for bonuses, incentive payments and equity grants as determined by the Compensation Committee. If the Company terminates the Sundermeier Employment Agreement or the Trunzo Employment Agreement without Cause or if Mr. Sundermeier or Mr. Trunzo terminates his employment for Good Reason (as such terms are defined in the Employment Agreements), the Company would be required to continue to pay Mr. Sundermeier or Mr. Trunzo, respectively, an amount equal to his base salary in effect at the time of termination for a period equal to the greater of 12 months or the remaining term of the Sundermeier Employment Agreement or the Trunzo Employment Agreement, respectively, plus a severance payment in an amount equal to one year's base salary, and the Company would pay the cost of any continued health coverage elected by Mr. Sundermeier or Mr. Trunzo for a period of up to 12 months. In addition, if the Company terminates the Sundermeier Employment Agreement or the Trunzo Employment Agreement without Cause or if Mr. Sundermeier or Mr. Trunzo terminates his employment for Good Reason, all equity awards granted to Mr. Sundermeier or Mr. Trunzo, respectively, would immediately vest. In the event that the Sundermeier Employment Agreement or the Trunzo Employment Agreement terminates as a result of the death of Mr. Sundermeier or Mr. Trunzo, respectively, the Company would be required to pay an amount equal to one year's base salary to Mr. Sundermeier’s or Mr. Trunzo's respective estate or designated beneficiary. The Sundermeier Employment Agreement and the Trunzo Employment Agreement also provide that Messrs. Sundermeier and Trunzo, respectively, will be subject to customary noncompete and other restrictive covenants. The foregoing description of the Sundermeier Employment Agreement and the Trunzo Employment Agreement does not purport to be complete and is qualified in its entirety by their full texts, which are filed as exhibits hereto.

Item 9.01.    Financial Statements and Exhibits.

The following exhibits are furnished herewith:

10.1	Executive Employment Agreement between FLIR Systems, Inc. and William A. Sundermeier dated May 6, 2013.

10.2	Executive Employment Agreement between FLIR Systems, Inc. and Anthony L. Trunzo dated May 6, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 7, 2013
FLIR SYSTEMS, INC.

By /s/ William W. Davis
William W. Davis
Sr. Vice President, General Counsel and Secretary